+--------+
| FORM 4 |                U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                         Washington, D.C. 20549
[_] Check this box if
    no longer subject   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1934 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person    2. Issuer Name and Ticker or Trading Symbol           6. Relationship of Reporting
                                                                                                    Person to Issuer
   Sackner             Ruth        K.         Non-Invasive Monitoring Systems, Inc. (NIMU)              (Check all applicable)
-------------------------------------------------------------------------------------------------
   (Last)             (First)   (Middle)   3. IRS or Social Security Number     4. Statement for    ___ Director        X  10% Owner
                                              of Reporting Person, if an Entity    Month/Year                          ---
                                              (Voluntary)
                                                                                             4/20   ___ Officer (give  ___ Other
                                                                                                        title below) (specify below)
   1840 West Avenue                        5.
-----------------------------------------                                       ----------------------------------------------------
                      (Street)             6.                                   7. If Amendment, 7. Individual or Joint/Group
                                                                                   Date of          Filing
   Miami Beach,       Florida    33139                                             Original         (Check applicable line)
-----------------------------------------                                          (Month/           X   Form Filed By One
   (City)             (State)    (Zip)                                              Year)           ---
                                                                                                    Reporting Person
                                                                                                    ___  Form Filed By More Than
                                                                                                    One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title         2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of               action     action          or Disposed of (D)                Securities           ship          of In-
   Security         Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)       (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                    Day/    -----------------------------------------------      End of               (D) or        ficial
                    Year)                                                        Month                Indirect      Owner-
                                                            (A) or               (Instr. 3 and 4)     (I)           ship
                               Code    V       Amount       (D)      Price                            (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock       03/06/02                    125,000       A       $.20           335,591 shares        D
                                                shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     12,478,804 shares        I          held by
                                                                                                                     spouse
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)

FORM 4 (continued)  Table II--Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conversion       3. Transaction      4. Transaction       5. Number of Derivative
    Security (Instr. 3)               or Exercise         Date                Code                 Securities Acquired (A) or
                                      Price of            (Month/Day/         (Instr. 8)           Disposed of (D)
                                      Derivative          Year)                                    (Instr. 3, 4, and 5)
                                      Security
-----------------------------------------------------------------------------------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
Series C Convertible               $4.20
Preferred Stock
-----------------------------------------------------------------------------------------------------------------------------
Series C Convertible               $4.20
Preferred Stock
-----------------------------------------------------------------------------------------------------------------------------
Warrants                           $0.40                 03/06/02                                     62,500
                                                                                                        A
-----------------------------------------------------------------------------------------------------------------------------
Warrants                           $0.40
-----------------------------------------------------------------------------------------------------------------------------
Options                            $0.50
-----------------------------------------------------------------------------------------------------------------------------

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-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
 6. Date Exer-        7. Title and Amount of       8. Price    9. Number       10. Owner-         11. Nature
    cisable and          Underlying Securities        of          of Deriv-        ship               of Indirect
    Expiration           (Instr. 3 and 4)             Deriv-      ative            Form               Beneficial
    Date                                              ative       Secur-           of De-             Ownership
    (Month/Day/                                       Secur-      ities            rivative           (Instr.  4)
    Year)                                             ity         Bene-            Security:
                                                      (Instr.     ficially         Direct (D)
                                                      5)          Owned            or
                                                                  at End           Indirect
                                                                  of               (I)
                                                                  Month            (Instr. 4)
                                                                  (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------
    Date     Expira-                   Amount or
    Exer-    tion            Title     Number of
    cisable  Date                        Shares
-----------------------------------------------------------------------------------------------------------------------------
                                                                 23,995               D
-----------------------------------------------------------------------------------------------------------------------------
                                                                 36,855               I                held by
                                                                                                       spouse
-----------------------------------------------------------------------------------------------------------------------------
                                                                 98,331 shares        D
-----------------------------------------------------------------------------------------------------------------------------
                                                                251,025               I                held by
                                                                                                       spouse
-----------------------------------------------------------------------------------------------------------------------------
                                                                250,000               I                held by
                                                                                                       spouse
-----------------------------------------------------------------------------------------------------------------------------

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-----------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    /s/ Ruth K. Sackner
---------------------------------------------------------------- April 10, 2002
** Signature of Reporting Person                            Date